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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contacts:                                   Investor Relations Contact:

Martha Sessums                                    Greg Tornga
Covad Communications                              Covad Communications
(408) 844-7508                                    (408) 987-1614
msessums@covad.com                                gtornga@covad.com


                   COVAD COMPLETES ACQUISITION OF BLUESTAR.NET


SANTA CLARA, CA (Sept. 25, 2000) - Covad Communications (NASDAQ: COVD), the leading national broadband DSL services provider, today completed the acquisition of BlueStar Communications Group of Nashville, Tennessee.

On June 16, 2000, Covad announced a definitive agreement to acquire BlueStar, which will continue to do business under the name BlueStar.net. BlueStar is a provider of broadband and Internet services for small and medium-sized businesses throughout the Southeastern United States. This acquisition is being accounted for using purchase accounting.

About Covad
Covad is the leading national broadband services provider of high-speed Internet and network access utilizing Digital Subscriber Line (DSL) technology. It offers DSL, IP and dial-up services through Internet Service Providers, telecommunications carriers, enterprises, affinity groups, PC OEMs and ASPs to small and medium-sized businesses and home users. Covad services are currently available across the United States in 99 of the top Metropolitan Statistical Areas (MSAs). By the end of 2000, Covad services are expected to be available in 165 MSAs (which includes MSAs that will be added as a result of the acquisition of BlueStar Communications). At that time Covad's network is targeted to reach more than 45 percent of all US homes and 50 percent of all US businesses. Corporate headquarters is located at 4250 Burton Drive, Santa Clara, CA 95054.
Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.

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Covad Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements, including but not limited to statements regarding the intention to deploy our network in new and existing MSAs, the timing and breadth of coverage in each MSA, and our ability to provide high-quality, media-rich content. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the company's dependence on incumbent local exchange carriers for collocation, unbundled network elements, transport and other facilities, development of necessary technologies and operations, ability to manage growth of our operations, and the need to raise additional capital. For other risks and uncertainties applicable to our business refer to the Company's Securities and Exchange Commission filings.